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                                                                     EXHIBIT 8.1

                                KING & SPALDING

                              191 Peachtree Street
                          Atlanta, Georgia 30303-1763
                            Telephone: 404/572-4600
                            Facsimile: 404/572-5100

Direct Dial:                                                         Direct Fax:


(404) 572-3353                                                    (404) 572-5147



                                  May 23, 1996



Medaphis Corporation
2700 Cumberland Parkway, Suite 300
Atlanta, Georgia 30339

Health Data Sciences Corporation
268 West Hospitality Lane #300
San Bernadino, California 92408

       Re: Federal Income Tax Consequences of Merger of RAKSub, Inc., a Wholly Owned Subsidiary of Medaphis Corporation, with and into Health Data Sciences Corporation
              -----------------------------------------------------------


Ladies and Gentlemen:

       We have acted as tax counsel to Medaphis Corporation ("Medaphis") in connection with the merger (the "Merger") of RAKSub, Inc. ("Newco"), a wholly owned subsidiary of Medaphis, with and into Health Data Sciences Corporation ("HDSC"), pursuant to the Merger Agreement dated as of May 23, 1996 (the "Agreement") by and between Medaphis, Newco, and HDSC. You have requested our opinion, in our capacity as tax counsel to Medaphis, regarding certain of the federal income tax consequences of the Merger.

       We understand that our opinion will be referred to in the Proxy Statement-Prospectus (the "Proxy Statement") that forms part of the Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission in connection with the Merger. We hereby consent to such use of our opinion.

       All capitalized terms used herein without definition have the respective meanings specified in the Agreement.

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Medaphis Corporation
Health Data Sciences Corporation
May 23, 1996
Page 2



                             INFORMATION RELIED ON

       In rendering the opinion expressed herein, we have examined such documents as we have deemed appropriate, including the Agreement and the Proxy Statement. In our examination of documents, we have assumed, with your consent, that all documents submitted to us as photocopies or telecopies faithfully reproduce the originals thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required, and that all statements set forth in such documents are accurate. We also have obtained such additional information and representations as we have deemed relevant and necessary through consultation with various representatives of Medaphis and HDSC. However, we have not yet obtained written certificates from Medaphis and HDSC or any shareholder of HDSC to verify certain relevant facts that have been represented to us or that we have assumed in rendering this opinion. We will require such written certificates prior to rendering our final opinion on the tax consequences of the Merger, which opinion is to be delivered as a condition to the closing of the Merger.

       Based upon the aforementioned consultations, we have assumed that the following statements are true on the date hereof and will be true at the time of the Merger:

       (1) The Merger will be consummated in compliance with the material terms of the Agreement and none of the material terms and conditions therein have been waived or modified and neither Medaphis nor HDSC has any plan or intention to waive or modify any such material term or condition.

       (2) The fair market value of the Medaphis Common Stock and other consideration received by each HDSC shareholder will be approximately equal to the fair market value of the HDSC Common Stock surrendered in the Merger.

       (3) There is no plan or intention by the shareholders of HDSC who own five percent or more of the HDSC Common Stock, and to the best of the knowledge of the management of HDSC, there is no plan or intention on the part of the remaining shareholders of HDSC to sell, exchange, or otherwise dispose of a number of shares of Medaphis Common Stock received in the Merger that would reduce the HDSC shareholders' ownership of Medaphis Common Stock to a number of shares having a value, as of the date of the Merger, of less than 50 percent of the value of all of the formerly outstanding HDSC Common Stock as of the same date. For purposes of this representation, shares of HDSC Common Stock exchanged for cash or other property, surrendered by dissenters, or exchanged for cash in lieu of fractional shares of Medaphis Common Stock will be treated as outstanding HDSC Common Stock on the date of the Merger. Moreover, shares of HDSC Common Stock and shares of Medaphis Common Stock held by

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Medaphis Corporation
Health Data Sciences Corporation
May 23, 1996
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HDSC shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Merger will be considered in making this representation.

       (4) Following the Merger, HDSC will hold at least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets and at least 90 percent of the fair market value of Newco's net assets and at least 70 percent of the fair market value of Newco's gross assets held immediately prior to the Merger. For purposes of this representation, amounts paid by HDSC or Newco to dissenters, amounts paid by HDSC or Newco to shareholders who receive cash or other property, amounts used by HDSC or Newco to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by HDSC or Newco will be included as assets of HDSC or Newco, respectively, held immediately prior to the Merger.

       (5) Prior to Merger, Medaphis will directly own all of the outstanding shares of stock of Newco.

       (6) HDSC has no plan or intention to issue additional shares of its stock that would result in Medaphis acquiring or owning after the Merger less than 80 percent of the total combined voting power of all classes of HDSC stock entitled to vote and at least 80 percent of the total number of shares of all other classes of HDSC stock.

       (7) Medaphis has no plan or intention to cause HDSC to issue additional shares of HDSC stock that would result in Medaphis (or a wholly owned subsidiary of Medaphis) owning after the Merger less than 80 percent of the total combined voting power of all classes of HDSC stock entitled to vote and at least 80 percent of the total number of shares of all other classes of HDSC stock.

       (8) Medaphis has no plan or intention to reacquire any of the shares of Medaphis Common Stock issued in the Merger.

       (9) Medaphis has no plan or intention to liquidate HDSC; to merge HDSC with or into another corporation; to sell or otherwise dispose of any of the HDSC Common Stock, except for transfers of stock to corporations controlled by Medaphis; or to cause HDSC to sell or otherwise dispose of any of its assets or any of the assets acquired from Newco, except for dispositions made in the ordinary course of business.

       (10) Newco will have no liabilities at the time of the Merger, and will not transfer to HDSC any assets subject to liabilities in the transaction.



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Medaphis Corporation
Health Data Sciences Corporation
May 23, 1996
Page 4


                (11) Following the Merger, HDSC will continue its historic business or use a significant portion of its historic business assets in a business.

                (12) Medaphis, Newco, HDSC, and the shareholders of HDSC will pay their respective expenses, if any, incurred in connection with the Merger, except that the shareholders of HDSC will pay the fees, costs and expenses of HDSC in excess of a certain amount specified in the Agreement.

                (13) There is no intercorporate indebtedness existing between Medaphis and HDSC or between Newco and HDSC that was or will be issued, acquired, or settled at a discount.

                (14) In the Merger, Medaphis will acquire shares of HDSC Common Stock representing at least 80 percent of the total combined voting power of all classes of HDSC stock entitled to vote and at least 80 percent of the total number of shares of all other classes of HDSC stock, solely in exchange for voting stock of Medaphis. For purposes of this representation, shares of HDSC Common Stock exchanged for cash or other property originating with Medaphis will be treated as outstanding HDSC Common Stock on the date of the Merger.

                (15) At the time of the Merger, HDSC will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in HDSC that, if exercised or converted, would affect Medaphis's acquisition or retention of HDSC Common Stock representing at least 80 percent of the total combined voting power of all classes of HDSC stock entitled to vote and at least 80 percent of the total number of shares of all other classes of HDSC stock.

                (16) Neither Medaphis nor any subsidiary of Medaphis owns, directly or indirectly, nor has any such corporation owned during the past five years, directly or indirectly, any capital stock of HDSC.

                (17) Neither HDSC, Medaphis, nor Newco is a regulated investment company, a real estate investment trust, or a corporation 50 percent of more of the value of whose total assets (excluding cash, cash items, receivables and U.S. government securities) are stock or securities and 80 percent or more of the value of whose total assets are assets held for investment. For purposes of the 50 percent and 80 percent determinations under the preceding sentence, stock and securities in any subsidiary corporation shall be disregarded, and the parent corporation shall be deemed to own its ratable share of the subsidiary's assets. A corporation shall be considered a subsidiary for purposes of this paragraph if the parent owns 50 percent or more of the combined
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Medaphis Corporation
Health Data Sciences Corporation
May 23, 1996
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voting power of all classes of stock entitled to vote, or 50 percent or more of the total value of shares of all classes of stock outstanding.

              (18) On the date of the Merger, the fair market value of the assets of HDSC will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which the assets are subject.

              (19) HDSC is not under the jurisdiction of a court in a case under Title 11 of the United States Code or a receivership, foreclosure, or similar proceeding in a federal or state court.

              (20) None of the compensation received by any shareholder-employees of HDSC in contemplation of or as a result of the Merger will be separate consideration for, or allocable to, any of their shares of HDSC Common Stock; none of the shares of Medaphis Common Stock received by any shareholder-employees of HDSC in exchange for HDSC Common Stock in the Merger will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees pursuant to the Merger will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

              (21) The payment of cash in lieu of fractional shares of Medaphis Common Stock is solely for the purpose of avoiding the expense and inconvenience to Medaphis of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Merger to the HDSC shareholders instead of issuing fractional shares of Medaphis Common Stock will not exceed one percent of the total consideration that will be issued in the Merger to the HDSC shareholders in exchange for their shares of HDSC Common Stock. The fractional share interests of each HDSC shareholder will be aggregated and no HDSC shareholder will receive cash in an amount equal to or greater than the value of one full share of Medaphis Common Stock.

                                    OPINION

       Based on the foregoing, it is our opinion that:

              (1) The Merger will constitute a "reorganization" within the meaning of Sections 368(a)(1)(A) and (a)(2)(E) of the Code;

              (2) The exchange in the Merger of HDSC Common Stock for Medaphis Common Stock will not give rise to gain or loss to the HDSC shareholders;

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Medaphis Corporation
Health Data Sciences Corporation
May 23, 1996
Page 6


              (3) The tax basis of the Medaphis Common Stock received in the Merger by an HDSC shareholder (including any fractional share interest) will be the same as the tax basis of the HDSC Common Stock exchanged for such Medaphis Common Stock;

              (4) The holding period for the Medaphis Common Stock received in the Merger by an HDSC shareholder will include the holding period of such shareholder in the HDSC Common Stock exchanged for such Medaphis Common Stock, provided that the HDSC Common Stock is held as a capital asset at the Effective Time of the Merger;

              (5) An HDSC shareholder who receives cash in lieu of a fractional share of Medaphis Common Stock will recognize gain or loss equal to the difference between such cash amount and the shareholder's basis in the fractional share interest; and

              (6) The Proxy Statement accurately describes the material federal income tax consequences of the Merger to the HDSC shareholders.

       The opinion expressed herein is based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinion is based solely on the documents that we have examined, the additional information that we have obtained, and the statements set out herein that we have assumed to be true on the day hereof and at the time of the Merger. Our opinion cannot be relied upon if any of the material facts contained in such documents or in any such additional information are, or later become, inaccurate or if any of the material statements set out herein are, or later become, inaccurate. Finally, our opinion is limited to the tax matters specifically covered thereby, and we have not been asked to address herein, nor have we addressed herein, any other tax consequences of the Merger.

                                          Very truly yours,


                                          /s/ King & Spalding
                                          -------------------
                                          KING & SPALDING